SPECIMEN UNIT CERTIFICATE

NUMBER	UNITS
U-___________

SEE REVERSE FOR
CERTAIN
DEFINITIONS

NAUTILUS MARINE ACQUISITION CORP.

CUSIP Y6255E200Y

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT
is the owner of	Units.

Each Unit (“Unit”) consists of one share of common stock, par value $.0001 per share (“Common Stock”), of NAUTILUS MARINE ACQUISITION CORP., a company organized under the laws of the Marshall Islands (the “Company”), and one warrant (“Warrant”).

Each Warrant entitles the holder to purchase one (1) share of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) 30 days after the Company’s completion of an initial business transaction through an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets (each a “Business Transaction”) or (ii) [      ], 2012 [ONE YEAR FROM THE DATE OF THE FINAL PROSPECTUS RELATING TO THE COMPANY’S INITIAL PUBLIC OFFERING], and will expire unless exercised on the earlier of (i) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Transaction; (ii) [19 MONTHS FROM THE DATE OF THE FINAL PROSPECTUS RELATING TO THE COMPANY’S INITIAL PUBLIC OFFERING], in the event an initial Business Transaction is not consummated by such time; or (iii) earlier upon redemption (the “Expiration Date”).  The Warrant will not become exercisable and will expire worthless in the event the Company fails to consummate a Business Transaction within 19 months of the date of the final prospectus relating to the Company’s initial public offering (the “IPO”).

The Common Stock and Warrant comprising each Unit represented by this certificate are not separately transferable prior the tenth (10th) business day following the earlier to occur of: (i) the expiration of the underwriter’s over-allotment option for the IPO, (ii) its exercise in full or (iii) the announcement by the Company that the underwriters have notified the Company of their intention not to exercise all or any remaining portion of the over-allotment option. In no event will the Common Stock and Warrants begin to trade separately until the Company has filed a Form 6-K with the Securities and Exchange Commission containing an audited balance sheet reflecting its receipt of the gross proceeds of the IPO and issues a press release announcing when such separate trading will begin.  Following the date that Common Stock and Warrants are eligible to trade separately, the Units will cease trading and will automatically separate into their component securities.

The terms of the Warrants are subject to and qualified in their entirety by that certain Warrant Agreement, dated as of [             ], 2011, between the Company and American Stock Transfer & Trust Company, as Warrant Agent, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 59 Maiden Lane, New York, New York, 10038, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officers.

[NAUTILUS MARINE ACQUISITION CORP.]

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
TRANSFER AGENT AND REGISTRAR
BY:
AUTHORIZED OFFICER

By

(SIGNATURE)
CHIEF EXECUTIVE OFFICER

(SEAL)

(SIGNATURE)
SECRETARY

[REVERSE OF CERTIFICATE]

NAUTILUS MARINE ACQUISITION CORP.

The Company will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.  This certificate and the Units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the Units, including, as applicable, the Articles of Incorporation of the Company and all amendments thereto, the Warrant Agreement and resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the Secretary of the Company), to all of which the holder(s) of this certificate by acceptance hereof assents.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common
TEN ENT – as tenants by the entireties
JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT– ______________Custodian________________
                                        (Cust)                                                       (Minor)
under Uniform Gifts to Minors Act ________________________
                                                                               (State)

Additional abbreviations may also be used though not in the above list.

For value received ___________________________, hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within Certificate, and hereby irrevocably constitute(s) and appoint(s)

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:

Notice:  The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

By ______________
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

In each case as more fully described in the Company’s final prospectus dated June [  ], 2011, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account in which a substantial portion of the proceeds of the IPO are deposited only in the event that the Company redeems the shares of Common Stock sold in its IPO because it does not consummate a Business Transaction by January [  ], 2014 or if the holder(s) properly elect(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer and the Company has not otherwise withdrawn the tender offer (or proxy solicitation, solely in the event the Company is required to seek stockholder approval of the proposed Business Transaction and such Business Transaction is consummated) setting forth the details of a proposed Business Transaction. In no other circumstances shall the holders(s) have any right or interest of any kind in or to such trust account.